                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT


         This Purchase Agreement (the "AGREEMENT") is made and entered into this ___ day of January, 2002, by and between BAKERS FOOTWEAR GROUP, INC. (the "BUYER") and SLJ RETAIL LLC, debtor-in-possession (the "DEBTOR") under Case No. 01-75780-crm (the "BANKRUPTCY PROCEEDING") in the United States Bankruptcy Court for the Northern District of Georgia (the "BANKRUPTCY COURT").

                                    RECITALS

         Debtor is engaged in the retail ladies' footwear business and operates the Sam & Libby shoe chain (the "BUSINESS").

         Pursuant to an order of the Bankruptcy Court, on January 17, 2002, Debtor conducted an auction of its assets, and at such auction Debtor declared that Buyer's proposal to purchase certain of Debtor's leasehold interests and other assets associated therewith, when taken together with certain proposals of third parties to purchase other assets of the Debtor, represents the highest offer for the assets of the Debtor.

         As contemplated by the Buyer's proposal letter, dated January 17, 2002, which was accepted by Debtor, and pursuant to an order of the Bankruptcy Court entered on January 22,2002, the parties are entering into this Agreement for the purpose of stating definitively the terms on which the Debtor will sell certain of its assets to Buyer.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase of Assets.

         1.1 Assets to be Purchased. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of the parties hereunder, and subject to the conditions set forth in this Agreement, the Debtor shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Debtor, all of Debtor's right, title and interest in the following assets only, wherever located, free and clear of all liens, claims and encumbrances of any kind whatsoever (collectively, the "PURCHASED ASSETS"):

         o All of Debtor's right, title and interest in the lease agreements and leasehold estates created thereunder (collectively, the "LEASES"), all leasehold improvements (to the extent such items are the property of Debtor) and any related security deposits associated with the retail store locations of Debtor listed on EXHIBIT A (the "ACQUIRED STORES").

         o All non-inventory tangible personal property of Debtor, including but not limited to (a) all furniture, fixtures, leasehold improvements, office furniture, computer registers, computer systems, register hardware, register software, phone systems and numbers, personal computers and related keys, passwords and safe combinations, that is located in the Acquired Stores, and (b) all computer equipment, systems, printers, scanners, disk drives, peripheral devices and other computer hardware, located in the Acquired Stores (and located at Debtor's office); in each case together with all spare parts, operating manuals, warranties and other rights against the respective manufacturers and dealers thereof (collectively, the "FFE").

         o All supply inventory located in the Acquired Stores, or in the office or warehouse of Debtor, or located at any supplier or in transit, that is owned by Debtor and used or to be used in the Business or with respect to the Acquired Stores (collectively, the "SUPPLIES").

         Except for the Purchased Assets, the Buyer shall not acquire any other assets of the Debtor whatsoever, including, without limitation, any cash, cash equivalents, receivables, or merchandise inventory.

         1.2 Assumption of Lease Obligations. Subject to the terms and conditions of this Agreement, on the Closing Date, the Buyer shall assume (effective as of the Possession Date) all the obligations of the Debtor under the Leases, to the extent such obligations are attributable to periods from and after the Possession Date (collectively, the "LEASE OBLIGATIONS"). Except for the Lease Obligations, the Buyer shall not assume any obligation or liability of the Debtor of any kind, whether liquidated, unliquidated, fixed, contingent, known, unknown, prepetition, post-petition or otherwise.

         1.3 Possession Date. The Debtor shall surrender possession of the Purchased Assets to Buyer on April 1,2002 (the "POSSESSION DATE").

         1.4 Deposit. The Buyer hereby covenants and agrees that it shall deliver to the Debtor on the first business day after the entry of the Approval Order (defined in Section 7.5) the sum of Three Hundred Seventy Thousand and No/100 Dollars ($370,000) which, together with the One Hundred Thirty Thousand and No/100 Dollars ($130,000) previously delivered to Debtor by Buyer in advance of the Debtor's auction of the Purchased Assets, shall be held by the Debtor in accordance with the terms of this Agreement (such sum and all interest accrued thereon is hereinafter referred to as the "DEPOSIT").

2. Purchase Price. Subject to the provisions of this Section 2 and Section 3.6 below, the aggregate consideration to be paid by Buyer to Debtor for the Purchased Assets (the "PURCHASE PRICE") shall be the assumption of the Lease Obligations plus the payment of One Million Eight Hundred Thousand Dollars ($1,800,000) (the "CASH COMPONENT"); provided that (a) if the Debtor does not surrender possession to Buyer of all of the Acquired Stores on April 1, 2002, then the Cash Component shall be reduced by Ten Thousand Dollars ($10,000) for each day elapsed between

April 1, 2002 and the date possession of the Acquired Stores is actually surrendered to Buyer, and (b) if any of the Acquired Stores, as of the Possession Date, does not have the minimum floor and wall fixtures, cash registers, telephone equipment and other fixtures as described on SCHEDULE 2.1 attached hereto, the Cash Component shall be reduced $10,000 for each Acquired Store not meeting such minimum requirements.

3. Transactions on Closing Date and Possession Date.

         3.1 Closing. The closing of the transactions provided for herein (the "CLOSING") shall be deemed to take place on the Closing Date at the office of Debtor's bankruptcy counsel, Arnall, Golden, Gregory LLP, 1201 West Peachtree, Atlanta, Georgia.

         3.2 Closing Date. The Closing shall be held on February 15, 2002 (the "CLOSING DATE"), or such other date as Debtor and Buyer shall mutually agree. The Buyer and Debtor acknowledge that time is of the essence of every provision of this Agreement, and each of the parties shall diligently continue to work to satisfy all conditions to the Closing which are reasonably within such party's control, so that the Closing may occur on a timely basis.

         3.3 Debtor's Deliveries at Closing. On the Closing Date, the Debtor shall make or cause the following deliveries to Buyer:

                  3.3.1 Debtor shall execute and deliver one or more Assignment and Assumption Agreements with respect to the Leases substantially in the form of EXHIBIT B attached hereto (the "LEASE ASSIGNMENTS"). The Lease Assignments shall be effective as of April 1,2002;

                  3.3.2 Debtor shall deliver to Buyer one or more bills of sale and other instruments of assignment reasonably satisfactory to Buyer and consistent with this Agreement, pursuant to which Debtor sells, transfers and assigns to Buyer all of the other Purchased Assets (the "BILLS OF SALE"). The Bills of Sale shall be effective as of April 1, 2002; and

                  3.3.3 Debtor shall deliver to Buyer copies of all appropriate final orders of the Bankruptcy Court, including without limitation the Approval Order identified in Section 7.5 below, authorizing the Debtor to effect the assumption and assignment to the Buyer of the Leases and the sale of the Purchased Assets to Buyer, each on the terms set forth in this Agreement.

         3.4 Buyers Deliveries at Closing. On the Closing Date, Buyer shall make or cause the following deliveries to the Debtor:

                  3.4.1 Buyer shall execute and deliver to Debtor each of the Assignment Agreements, to evidence the Buyer's assumption of the Lease Obligations.

                  3.4.2 Buyer shall deliver to Debtor an irrevocable standby letter of credit issued by Fleet National Bank ("ISSUER") in the amount of $1,300,000 on terms reasonably satisfactory to Buyer, Debtor, counsel for Debtor's secured lenders ("SECURED LENDERS") and counsel for Debtor's unsecured creditors' committee ("UNSECURED LENDERS") and consistent with the provisions described below (the "LETTER OF CREDIT"). Such Letter of Credit may be drawn down by Debtor on or after April 1, 2002, and on or before April 30, 2002, upon presentment thereof to the Issuer with an affidavit of an officer of Debtor to the effect that (i) Debtor has surrendered possession of the Acquired Stores to Buyer, (ii) Debtor is in material compliance with all of its obligations under this Agreement, and (iii) Buyer has failed to pay all or a designated portion of the Cash Component of the Purchase Price to Debtor on the Possession Date.

         3.6 Sales and Other Taxes. Any sales, use or similar transfer tax which may be payable by reason of the sale of the Purchased Assets to Buyer under this Agreement shall be the responsibility of Buyer (at Buyer's sole cost and expense), provided that Debtor shall cooperate with Buyer to take advantage of any available exemption.

         3.7 Possession Date; Reduction of Cash Component. On the Possession Date, Buyer shall pay to Debtor, in immediately available funds, an amount equal to the Cash Component, against receipt from Debtor of the original Letter of Credit and the return of the Deposit previously delivered to Debtor by Buyer.

                  If, prior to the Possession Date, the Buyer determines that the Debtor has failed to make a payment due under any of the Leases or any other payment which is the responsibility of the Debtor hereunder, the Buyer shall promptly send Debtor, Secured Lenders and Unsecured Lenders a written notice ("Notice") which sets forth all of the following: (i) the amount due, (ii) the payee to whom such amount is due, and (iii) copies of any documents relevant or related to the amount alleged to be due. The Debtor, the Secured Lenders and the Unsecured Lenders shall notify the Buyer within seven (7) calendar days their respective receipt of the Notice whether or not they dispute any information in the Notice.

         If Debtor, Secured Lenders and Unsecured Lenders agree with the information in the Notice, the Debtor shall pay the amount set forth in the Notice to the payee set forth therein within ten (10) days of Debtor's receipt of the Notice and shall furnish reasonably satisfactory evidence to the Buyer of such payment. If Debtor, Secured Lenders and Unsecured Lenders fail to respond to the Buyer's Notice within such seven-day period, or if Debtor fails to make such payment in full within such ten-day period, Buyer shall have the right to pay the amount set forth in the Notice to the payee set forth therein on behalf of the Debtor and the amount of such payment shall be deducted from the Cash Component on the Possession Date.

         If Debtor, Secured Lenders or Unsecured Lenders timely notifies Buyer that any of them disputes any of the information set forth in the Notice, then neither Buyer nor Debtor shall make any payment of the alleged amount and the such disputing party shall diligently pursue the resolution of such matter with the payee specified in the Notice.

4. Conditions Precedent to Closing.

         4.1 Conditions to Debtor's Obligations. Debtor's obligation to make the deliveries required of Debtor at the Closing Date shall be subject to the satisfaction or written waiver by Debtor of each of the following conditions:

                  4.1.1 All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Buyer prior to the Closing shall have been performed in all material respects and Buyer shall have certified the foregoing to Debtor in writing.

                  4.1.2 Buyer shall have delivered to Debtor appropriate evidence of all necessary corporate action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyers directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement. Such certificates shall be in form and substance reasonably acceptable to the Debtor.

                  4.1.3 The Bankruptcy Court shall have entered the Approval Order as contemplated by and defined in Section 7.5 below, and the Approval Order shall not have been stayed as of the Closing Date.

         4.2 Conditions to Buyer's Obligations. Buyer's obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or written waiver by Buyer of each of the following conditions:

                  4.2.1 All representations and warranties of Debtor contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Debtor prior to the Closing shall have been performed in all material respects and Debtor shall have certified the foregoing to Buyer in writing.

                  4.2.2 The Bankruptcy Court shall have entered the Approval Order in accordance with Section 7.5 below and the Approval Order shall not have been stayed as of the Closing Date.

         4.3 Termination. This Agreement may be terminated prior to the Closing Date upon the occurrence of any of the following events:

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                  4.3.1 The delivery of written notice from Debtor to Buyer if the Buyer is in material breach of any provision of this Agreement and such breach has not been cured by the earlier of (a) five (5) days after written notice from Debtor to Buyer specifying such breach or (b) February 15, 2002 (the "OUTSIDE DATE").

                  4.3.2 The delivery of written notice from Buyer to Debtor if the Debtor is in material breach of any provision of this Agreement and such breach has not been cured by the earlier of (a) five (5) days after written notice from Buyer to Debtor specifying such breach, or (b) the Outside Date.

                  4.3.3 The delivery of written notice from Buyer to Debtor if the Approval Order has not been entered on or before January 31, 2002.

                  4.3.4 By Buyer upon written notice to the Debtor if the conditions to set forth in Section 4.2 have not been fulfilled or waived in writing by Buyer (if Buyer is not otherwise in default under this Agreement).

                  4.3.5 By Debtor upon written notice to the Buyer if the conditions to set forth in Section 4.1 have not been fulfilled or waived in writing by Debtor (if Debtor is not otherwise in default under this Agreement).

         4.4 Effect of Termination. Upon the termination of this Agreement pursuant to Section 4.3, the parties shall no longer be obligated to proceed to the Closing of the sale of the Purchased Assets to Buyer, provided such termination shall not affect the right of either party to bring an action against the other for a breach occurring prior to or in connection with such termination. Upon any termination pursuant to Section 4.3.2, 4.3.3 or 4.3.4 above, Debtor shall refund the Deposit to the Buyer within two (2) business days after the date of termination. Upon any termination pursuant to the above Sections 4.3.1 or 4.3.5 (except for a termination pursuant to Section 4.3.5 due to the failure of the condition set forth in Section 4.1.3), Debtor shall, in addition to its remedies set forth in the first sentence of this Section 4.4, retain the Deposit, and the Buyer shall be deemed to have waived any right to a refund of the Deposit.

         4.5 Specific Performance. Following the entry of the Approval Order, Buyer will be entering into certain non-cancelable commitments for the purchase of inventory necessary to operate the Acquired Stores from and after the Closing. The Debtor acknowledges and agrees that the Acquired Stores and the other Purchased Assets covered by this Agreement are unique and that damages will not be an adequate remedy to Buyer if the Closing fails to occur for any reason other than the breach of this Agreement by Buyer. Accordingly, the Debtor acknowledges and agrees that the Buyer shall be entitled to seek and to obtain a decree of specific performance against Debtor in order to compel the Closing of the transactions contemplated hereby.

         If the Buyer has breached its covenants and agreement under this Agreement and has failed, refused or is unable to consummate any purchase and sale contemplated herein by the date of Closing, then the Debtor may pursue all legal and equitable remedies against the Buyer, including, without limitation, maintaining an action for specific performance.

5. Debtor's Representations and Warranties. The Debtor hereby makes the following representations and warranties to Buyer as of the date of this
Agreement:

         5.1 Validity of Agreement. Assuming that this Agreement constitutes a valid and binding agreement of Buyer, upon the Debtor's obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Debtor enforceable in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equity principles.

         5.2 Organization, Standing and Power. Debtor is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. Subject to the applicable provisions of bankruptcy law, Debtor is a debtor-in-possession having all requisite corporate power and authority to own, lease and operate the Purchased Assets, to carry on the Business as now being conducted and, subject to the Debtor's obtaining the Approval Order, to execute, deliver and perform this Agreement.

         5.3 No Conflicts or Violations. Subject to Debtor's obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Debtor do not and will not: (a) conflict with or result in a breach of the articles of organization and operating agreement of Debtor; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority applicable to Debtor; or (c) violate or conflict with, constitute a default under or result in the acceleration of payment or performance of any obligations of Debtor under, any of the Leases.

         5.4 Title to Purchased Assets and Purchased Assets. At Closing, Debtor will convey to Buyer, good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, encumbrances and other rights of third parties other than those to be discharged through the Approval Order if the Approval Order is obtained by Debtor.

         5.5 Status of Leases. Debtor is in actual possession of the entire demised premises covered by the respective Leases, and has timely paid and performed all obligations of the tenant under such Leases since the date on which Debtor commenced the Bankruptcy Proceeding. Debtor has furnished to Buyer
(a) true and complete copies of each of the Leases, as amended through the date of this Agreement, and (b) a true and complete schedule of all security deposits held for the Debtor's account. Debtor has not received notice of termination of any of the Leases from the respective landlords thereof, and to Debtor's knowledge, no event has occurred which would entitle the landlord under any of the Leases to terminate such Lease if the Approval Order is obtained. No landlord has offset, and to Debtor's knowledge, no event has occurred which would give such landlord the right to offset, against any portion of the security deposit held by such landlord any amounts due from Debtor under the Leases.

         5.6 No Other Representations and Warranties. Except for the representations and warranties set forth in this Section 5, the Debtor does not make, and the Buyer hereby waives the benefit of, any implied representations or warranties whatsoever, including without limitation, any implied representations or warranties regarding fitness for a particular purpose or of merchantability.

6. Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties to Debtor as of the date of this Agreement:

         6.1 Validity of Agreement. All corporate action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including but not limited to the performance of Buyer's obligations hereunder, has been duly taken. This Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equity principles.

         6.2 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

         6.3 No Conflicts or Violations. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (a) conflict with or result in a breach of the certificate of incorporation or by-laws of Buyer; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

7. Conduct of Business and Covenants Applicable Prior to and After Closing.

         7.1 Access to Records and Properties. From and after the date of this Agreement until the Possession Date, Debtor shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Acquired Stores, and commencing March 20, 2002, Buyer shall be entitled, in accordance with the terms of the Leases, to have access to the Acquired Stores for purposes of preparing the fixtures and signage for Buyer's commencement of operations on the Possession Date; provided, however, such access by Buyer shall not interfere with the operation of Debtor's business nor cause any default under, or breach of, any Lease.

         7.2 Work Force. Prior to the Possession Date, Buyer shall have the right to interview and extend employment offers to employees of Debtor for positions commencing on the Possession Date. Effective as of the Possession Date, Debtor shall cause all of its employees to whom Buyer desires to extend an offer of employment to be released from their employment with Debtor. On the Possession Date or within ten (10) days thereafter, Debtor shall pay or cause to be paid to all employees of Debtor all amounts due them with respect to their services rendered through the day preceding the Possession Date; provided, however, Debtor shall not be obligated to pay its employees for accrued vacation pay or sick time.

         7.3 Operation of Business. From the date hereof through the day immediately preceding the Possession Date, Debtor may continue to operate each of the Acquired Stores and Debtor may conduct going out of business sales at the Acquired Stores in accordance with applicable law and orders of the Bankruptcy Court. Subject to Section 7.6 below, from the date of this Agreement through the day immediately preceding the Possession Date, the Debtor shall cause all rent, taxes, utilities and other payments due and payable with respect to the Acquired Stores, under the terms of the Leases or otherwise, to be paid no later than the due date thereof (disregarding grace periods), and shall further perform or cause to be performed on a timely basis all obligations of the Debtor under the Leases but specifically excluding any remodeling obligations of Debtor set forth in any Lease. Debtor shall continue to maintain and insure the FFE and Supplies in accordance with Debtor's past practice, and shall not dispose of any FFE or Supplies (except for Supplies consumed in the ordinary course of business) without the prior written consent of Buyer, which may be withheld in Buyer's sole discretion.

         7.4 Payment of Cure Amounts. In connection with its motion for the Approval Order, Debtor shall use all commercially reasonable efforts to fulfill any and all conditions required to be fulfilled for the Approval Order to be issued, including without limitation the payment in full or other arrangement for the satisfaction of all prepetition amounts due to landlords under the Leases and other amounts, if any, required to be paid in order for the Approval Order to be issued and effective (collectively, the "CURE AMOUNTS"). Such Cure Amounts shall be paid at the time set forth in the Approval Order.

         7.5 Bankruptcy Court Approval. Promptly following the execution of this Agreement (and in no event later than one (1) business day thereafter), the Debtor will seek an order from the Bankruptcy Court (the "APPROVAL ORDER") which
(i) approves the sale of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement and authorizes the Debtor to proceed with this transaction, (ii) includes a specific finding that Buyer is a good faith purchaser of the Purchased Assets, (iii) states that the sale of the Purchased Assets to Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever, (iv) approves the Debtor's assumption and assignment of the Leases (collectively, the "SECTION 365 CONTRACTS") pursuant to Section 365 of the United States Bankruptcy Code and orders the Debtor to pay any prepetition and other cure amounts payable to the other parties to the
Section 365 Contracts as a condition to such assumption and assignment, and (v) orders that the Buyer's use of the Bakers or Wild Pair trade name, and the sale at retail by Buyer of men's and/or women's fashion footwear, including related accessories, in the Acquired Stores which will use the Wild Pair trade name, all as set forth on SCHEDULE 7.5 attached hereto, shall be permissible under the terms of the applicable Leases notwithstanding any contrary restrictions regarding the use of the name or the sale of ladies' footwear and accessories only. Without limiting the foregoing, the terms of the Approval Order shall be satisfactory to Buyer; provided however, the Buyer shall be deemed to have waived all of the foregoing requirements by consenting to the form of the Approval Order entered by the Bankruptcy Court. The Debtor shall use its commercially reasonable efforts to obtain entry of the Approval Order on or before January 31, 2001. Both Buyer's and Debtor's obligations to consummate the sale and purchase of the Purchased Assets are conditioned upon the Bankruptcy Court's entry of the Approval Order.

         7.6 Prorations. The Debtor shall remain responsible through the day immediately preceding the Possession Date for the payment of rent, estimated common area maintenance charges, utilities, real and personal property taxes, insurance and other estimated tenant charges under the Leases which are attributable to the periods prior to the Possession Date. All obligations due in respect of periods ending prior to the Possession Date shall be paid in full or otherwise satisfied by Debtor. The Buyer shall be responsible from and after Possession Date for all of Lease Obligations attributable to the periods after the Possession Date including the payment of rent, estimated common area maintenance charges, utilities, real and personal property taxes, insurance and other estimated tenant charges under the Leases. If the Possession Date is any date other than the first day of a month, then all charges shall be prorated as of, and such pro ration paid on, the Possession Date. Notwithstanding anything in this Agreement to the contrary, for any current charges or expenses due from tenant under the Leases which are based on estimates (such as common area maintenance charges and taxes), Buyer shall be responsible, at its sole cost and expense, for any additional amounts for which demand is made after the Possession Date.

8. Miscellaneous.

         8.1 Attorneys' Fees. If either party hereto brings an action or other proceeding outside of the Bankruptcy Proceeding to enforce or to interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

         8.2 Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, by facsimile, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated if personally delivered, as of the date of confirmed delivery, if sent by facsimile, when receipt is confirmed, and if mailed three business days after the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change its address by written notice in accordance with this paragraph.

        To Debtor:          SLJ Retail LLC
                            400 Technology Court, Suite F
                            Smynra, Georgia 30082
                            Attn: Erv Matthews
                            Telecopy: (770) 801-0075

        With a copy to:     Arnall, Golden, Gregory LLP
                            2800 One Atlantic Center
                            1201 W. Peachtree Street, NE
                            Atlanta, Georgia 30309
                            Attn: James P. Smith
                            Telecopy: (404) 873-8501

        And a copy to:      Greenberg Traurig LLP
                            3900 Northside Parkway
                            Suite 400
                            Atlanta, Georgia 30327
                            Attn: Gerald L. Baxter
                            Telecopy: (678) 553-2212

        To Buyer:           Bakers Footwear Group, Inc.
                            2815 Scott Avenue
                            St. Louis, Missouri 63103
                            Attn: Peter Edison
                            Telecopy: (314) 64l-0390

        With a copy to:     Thompson Coburn LLP
                            One Mercantile Center
                            St. Louis, Missouri 63101
                            Attn: Ronald E. Haglof
                            Telecopy: (314) 552-7000

        To Secured Lenders: Ruberto, Israel & Weiner, P.C.
                            100 North Washington Street
                            Boston, MA 02114
                            Attn: Mary Ellen Welch Rogers, Esq.
                            Telecopy: (617) 742-2355


        To the Unsecured
        Lenders:            Traub Bonaquist, And Fox, LLP
                            655 3rd Avenue
                            New York, NY 10017
                            Attn: Frederick J. Levy, Esq.
                            Telecopy: (212) 476-4787

         8.3 Entire Agreement; Modifications. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Purchased Assets and assumption of the Lease Obligations. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by the party against whom it is to be enforced.

         8.4 Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

         8.5 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of this Agreement shall survive except that, if Buyer cannot acquire and Debtor cannot sell the Purchased Assets by reason of such determination, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.

         8.6 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

         8.7 Further Assurances. Each party hereto shall execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by the other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect hereto.

         8.8 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless so stated. No waiver shall be binding unless executed in writing by the party making the waiver.

         8.9 Brokerage Claims. The Debtor and Buyer each represent and warrant to the other that such party has not incurred any liability to any representative, broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. If any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or Debtor in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

         8.10 Payment of Fees and Expenses. Except as provided in Section 8.1, each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the sale of the Purchased Assets described herein.

         8.11 Assignments. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto, provided that after the Closing (a) the Buyer may assign its rights hereunder to any person controlling, controlled by or under common control with the Buyer (provided Buyer shall remain primarily liable for its obligations hereunder), and (b) the rights of Debtor hereunder may be transferred or distributed as ordered by the Bankruptcy Court. Subject to the immediately preceding sentence, this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

         8.12 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

         8.13 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

         8.14 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

         8.15 Bankruptcy Court Jurisdiction. BUYER AND DEBTOR AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (A) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO, AND/OR (B) THE PURCHASED ASSETS AND/OR LEASE OBLIGATIONS, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

          [THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed by their duly authorized representatives, as of the day and year first above written.


                                               BAKERS FOOTWEAR GROUP, INC.


                                               By: /s/ PETER EDISON
                                                   -----------------------
                                                   Peter Edison, President

                                               SLJ RETAIL LLC,
                                               Debtor in Possession

                                               By: /s/ ERVIN MATTHEWS
                                                   -----------------------

                                               Name: Ervin Matthews
                                                     -----------------------
                                               Its: VP/CFO
                                                    ------------------------

[Exhibit A, Schedule of Stores, omitted. The Registrant undertakes to furnish supplementally a copy of such omitted schedule to the Commission upon request.]

                                    EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION OF LEASE


         This ASSIGNMENT AND ASSUMPTION OF LEASE ("Assignment") is made and entered into effective as of the 1st day of April, 2002 ("Effective Date") by and among SLJ RETAIL LLC, debtor-in-possession ("Assignor") in Case No. 01-75780-crm ("Bankruptcy Proceeding"), pending in the United States Bankruptcy Court for the Northern District of Georgia ("Bankruptcy Court") and BAKERS FOOTWEAR GROUP, INC., a Missouri corporation ("Assignee").

         WITNESSETH:

         WHEREAS, Assignor is the Tenant under a certain lease attached hereto as EXHIBIT A and made a part hereof (the "Lease") with Landlord for the certain premises described in the Lease (the "Premises"); and

         WHEREAS, pursuant to an Asset Purchase Agreement dated as of January 25, 2002 ("Purchase Agreement"), and an order of the Bankruptcy Court entered on January __, 2002, Assignor has been authorized, in accordance with Section 365 of the Bankruptcy Code, to assume the Lease and to assign the Assignor's rights thereunder to the Assignee, and the Assignee has agreed to assume all of Assignor's obligations in connection with the Lease;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor's right, title and interest in the Lease.

         2. From and after the Effective Date, Assignee hereby assumes and agrees to keep, perform and fulfill all the obligations of Assignor under the Lease accruing on or after the Effective Date and acknowledges that Assignor shall have no further obligations under said Lease from and after the Effective Date. Assignee hereby accepts the Assignment as Tenant under the Lease and hereby agrees to defend and indenmify Assignor against any and all claims, demands, causes of action, losses, fines, penalties, costs and expenses (including reasonable attorney's fees) arising out of or resulting from or in connection with the Lease and Tenant's use, occupancy and possession of the Premises from and after April 1,2002, or such other date on which Assignor commences to occupy the Premises.

         3. This Assignment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

         4. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same original.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                         SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, the parties have caused this Assignment to be executed by their duly authorized representatives as of the day and year first above written.


                                        ASSIGNOR:

                                        SLJ RETAIL, LLC


                                        By:
                                            -----------------------------------

STATE OF                )
         -----------    )
COUNTY OF               )
         ------------

                  On this __ day of ___________________, 2002, before me
personally appeared ___________ as ________________ of SLJ RETAIL, LLC, known to me to be the person who executed the within Assignment and Assumption of Lease in behalf of said _____________________ and acknowledged to me that he executed the same for the purposes therein stated.

                  IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.


                                            -----------------------------------
                                                     Notary Public

(SEAL)

My Commission Expires:

                                        ASSIGNEE:

                                        BAKERS FOOTWEAR GROUP, INC.


                                        By:
                                            -----------------------------------


STATE OF                )
         -----------    )
COUNTY OF               )
         ------------

                  On this ___ day of_____,2002, before me personally appeared ______________ of BAKERS FOOTWEAR GROUP, INC., known to me to be the person who executed the within Assignment and Assumption of Lease in behalf of said ______________ and acknowledged to me that he executed the same for the purposes therein stated.

                  IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.



                                             ------------------------------
                                                      Notary Public
(SEAL)

My Commission Expires:

                               Consent of Landlord

The undersigned, ____________________ is the owner and landlord (the
"Landlord") of the Premises under the Lease with Assignor. By signing below, Landlord hereby consents to Assignor's assignment of the Lease to Assignee on substantially the terms set forth in the foregoing Assignment. Capitalized terms used herein shall have the meanings ascribed to them by the foregoing Assignment.

Landlord further consents to the Assignee's entering into possession of the premises on or about April 1, 2002. Landlord acknowledges that when Assignee takes possession of the demised premises at such time, Assignee may not be in a position to commence operating its business at the site due to inventory delivery schedules. Landlord hereby agrees that during the month of April, 2002, Assignee need not be operating at the demised premises until such time as Assignee has obtained an adequate supply of inventory, provided that Assignee uses all commercially reasonable efforts to procure a supply of inventory in order to commence business at the demised premises no later than May 1, 2002.

Landlord further consents to the Assignee's performance of cosmetic remodeling of the demised premises with Assignee's signage and fixtures template, all in accordance with the terms of the Lease that are applicable to the construction of tenant improvements. Landlord shall not hold Assignee responsible for any failure by Assignor to comply with the remodeling and refurbishing obligations of the tenant under the Lease during periods prior to the date the Assignee takes occupancy.

To the extent, if any, that Landlord has previously objected, in the Bankruptcy Proceeding or otherwise, to the assumption by Assignor and assignment to Assignee of the Assignor's rights under the Lease on the terms set forth in the Purchase Agreement, such objections hereby are withdrawn, PROVIDED THAT other objections, including without limitation objections as to the cure amounts due to Landlord from Debtor, are preserved and shall not be deemed waived hereby.

Landlord represents and warrants that it is the sole owner of the entire Landlord's interest in the Lease, that the Lease remains in full force and effect in accordance with its terms, and that the person signing below is duly authorized and empowered to act on behalf of the Landlord in this connection.

             [THE BALANCE OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Executed this     day of               , 2002.
              ---        -------------

                                                LANDLORD:

                                                By:
                                                   --------------------------

                                                Title:
                                                       ----------------------


STATE OF                )
         -----------    )
COUNTY OF               )
         ------------

                  On this ___ day of_____,2002, before me personally appeared ______________ of ____________________, known to me to be the person who executed the within Consent of Landlord in behalf of said ______________ and acknowledged to me that he executed the same for the purposes therein stated.

                  IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.



                                             ------------------------------
                                                      Notary Public
(SEAL)

My Commission Expires: